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                                                                   Exhibit 10.25
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                        SEVERANCE COMPENSATION AGREEMENT

     This agreement is entered into effective as of October 19, 1994, between Delphi Information Systems, Inc. ("Delphi") and David J. Torrence ("Mr. Torrence") for the purpose of setting forth their mutual agreements and understandings concerning Mr. Torrence's severance of his employment with Delphi and related compensation arrangements as follows:

     1. Mr. Torrence voluntarily resigns as Chief Executive Officer and as a member of Delphi's Board of Directors effective October 31, 1994. Mr. Torrence voluntarily resigns all other positions with Delphi, including as an employee, effective as of December 31, 1994.

     2.   Subject to F.I.C.A. and federal and state withholding taxes, Delphi
(a) shall continue to pay $19,562 per month to Mr. Torrence in accordance with its standard payroll practices for executives through December 31, 1995, and (b) on December 31, 1994, shall pay to Mr. Torrence any accrued but unpaid vacation (up to four weeks). Subsequent to December 31, 1994, Mr. Torrence shall no longer accrue any vacation.

     3.   No further bonuses shall be payable to Mr. Torrence.

     4. Subject to the terms thereof and to the extent that such plans (or replacements therefor) continue to be maintained by Delphi, Mr. Torrence shall continue to participate at Delphi's expense in the medical, life insurance and long-term disability insurance plans of Delphi in which he was participating at October 19, 1994, (or their replacements) until the earlier of (a) December 31, 1995, or (b) the date on which he becomes eligible to participate in comparable plans offered by another employer. Beyond December 31, 1995, Mr. Torrence shall have such right as is provided by COBRA to continue to participate in the medical plan of Delphi at his expense.

     5. Subject to the terms thereof, Mr. Torrence may continue to participate in Delphi's stock purchase plan and Section 401(k) plan through December 31, 1995.

     6. Pursuant to the 1993 Stock Incentive Plan, Mr. Torrence shall be granted a 50,000 share non-qualified stock option at a per share exercise price equal to the "Market Price" effective October 19, 1994. Subject to paragraph 10(b), the vesting schedule will be:

                    12,500 shares vesting 6/1/95
                    12,500 shares vesting 1/1/96
                    12,500 shares vesting 6/1/96
                    12,500 shares vesting 1/1/97

     Subject to the terms of the 1993 Stock Incentive Plan, the vested
portion of the stock option shall remain exercisable until 7/1/97.   Market
Price" shall mean the average of the closing prices for Delphi's common shares on the NASDAQ National Market System as reported in THE WALL STREET JOURNAL for the ten days most immediately prior to October 19, 1994, on which a trade for such shares was reported.

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     7.   Mr. Torrence's obligation under the November 11, 1991, agreement to lend Mr. Torrence $66,000, which is being ratably forgiven over the first four years of his employment, will continue to be ratably forgiven following the execution of this agreement, regardless of the changes in Mr. Torrence's employment status.

     8. At its election, Delphi will either (a) reimburse Mr. Torrence up to $400 per month for out-of-pocket expenses through December 31, 1995, incurred by him to maintain an office and for telephone and secretarial services, or (b) provide similar services to Mr. Torrence. Such reimbursements will be made by Delphi promptly upon submission by Mr. Torrence of documentation of such expenses.

     9. As a condition to the receipt of payments and benefits (including the vesting of options) described above, Mr. Torrence agrees:

          a. To provide consulting assistance to Delphi by telephone or in person for 24 months commencing January 1, 1995, but such consulting services shall not require more than 20 hour per month on Mr. Torrence's part, and shall not be required at such times or in such manner as would interfere with Mr. Torrence's other employment or business activities, if any.

          b. To refrain from competing with Delphi and its subsidiaries, whether as proprietor, employee, officer, director, partner, shareholder, consultant or otherwise, in any business that Delphi is engaged in on January 1, 1995, (the "Commencement Date"), in any geographical area where Delphi and its subsidiaries are actually and actively competing in such businesses at the Commencement Date, for a period of two years from the Commencement Date. The foregoing shall not prevent Mr. Torrence from acquiring or holding up to a 5% equity interest in any publicly held corporation.

          c. To refrain from using or disclosing to others any trade secret or proprietary information of Delphi obtained by him while an employee or director of Delphi (including, without limiting the generality of the foregoing, business strategy, customer lists, pricing information, and source codes). This obligation shall not apply, however, to any such information which has become publicly available without fault on the part of Mr. Torrence.

          d. To refrain from hiring, or from advising any other person, firm or corporation to hire, any active employee of Delphi, and to refrain from inducing any employee of Delphi to leave such employment, for a period of two years from the Commencement Date. This obligation shall not, however, prevent Mr. Torrence from responding to any request for a reference from any existing or former employee of Delphi who is seeking alternative employment with a person, firm or corporation which is not Mr. Torrence's employer. Ms. Peggy Cacioppo, Mr. Torrence's Executive Assistant, is excluded from this condition.

          e. To refrain from any act or statement that would or might cause competitive damage to Delphi (including, without limiting the generality of the foregoing, any disparagement of Delphi or its products, systems or management) for a period of two years from the date hereof.

          f. To refrain from disclosing to any subsequent employer or prospective employer the terms of Paragraphs 1 through 8 of this Agreement.

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          g.   At Delphi's request, to resign as a director of Alliance for
Productive Technology, Inc. and discontinue participation in its activities.

     10. Mr. Torrence acknowledges that damages would not be an adequate remedy to Delphi for any breach by him of any of the provisions of Paragraph 9 hereof and that accordingly, in the event of any such breach Delphi shall be entitled (a) to suspend payments and benefits to Mr. Torrence hereunder,
(b) terminate the future vesting of the stock options described in paragraph 6 above, and (c) to obtain an order of specific performance and/or a restraining order or injunction, as appropriate.

     11. It is the intention of Delphi and Mr. Torrence that their relationship subsequent to October 19, 1994, shall be governed solely by this Agreement and that all prior agreements, understandings and arrangements between them shall be superseded by this Agreement. Delphi hereby releases Mr. Torrence, and Mr. Torrence hereby releases Delphi, to the fullest extent permitted by law, from all claims and causes of action that the releasing party may have that arise from their agreements, understandings and arrangements superseded hereby, or that arise from the employment relationship, prior to October 19, 1994.

     12. Without by implication limiting the foregoing, in consideration of the promises referred to herein, the sufficiency of which is hereby acknowledged, Mr. Torrence, on behalf of himself and his heirs and personal representatives, does hereby fully, finally and unconditionally release and forever discharge Delphi and its affiliated entities, and their respective former and present officers, agents, employees and directors, and all of their respective predecessors, successors, heirs, personal representatives and assigns ("Releasees"), in both their personal and corporate capacities, from any and all rights, claims, liabilities, obligations, charges, damages, costs, expenses, attorneys' fees, suits, actions, causes of action and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, constitution, statute, regulation or ordinance of the United States or any of the states of the United States or any municipality or other governmental entity in the United States, including without limitation rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 ET SEQ., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 ET SEQ., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101 ET SEQ., the Consolidated Omnibus Reconciliation Act of 1985, as amended, I.R.C. Section 4980B, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201 ET SEQ., the Civil Rights Act of April 9, 1866, 42 U.S.C.
Section 1981 ET SEQ., the National Labor Management Relations Act, 29 U.S.C.
Section 141 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C.
Section 651 ET SEQ., the Illinois Human Rights Act, as amended, 775 ILCS 5/1/-101 ET SEQ., the Illinois Wage Payments and Collection Act, 820 ILCS 115/1 ET SEQ., and the Chicago Human Rights Ordinance, as amended, Chicago, Ill. Code Section 2-160-010 ET SEQ., which Mr. Torrence or his heirs or personal representatives many now have, have ever had or may in the future have, which arise out of or are in any way connected with Mr. Torrence's past employment with Delphi or its affiliates or any of the Releasees or the termination of said employment or which arise out of or are in any way connected with any past actions or omissions of Delphi or its affiliates or any of the Releasees, including without limitation claims for compensation, wages and benefits except as specifically provided for in this Agreement.
Mr. Torrence covenants not to sue or to file any actions, lawsuits or claims of any kind against Delphi,

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or its affiliates or any of the Releasees with respect to rights and claims covered by this release, except for a violation of the terms of this Agreement.

     13. Mr. Torrence acknowledges that he was advised by Delphi to consult with an attorney prior to executing this Agreement and that he could have twenty-one days within which to consider this Agreement.

     14. Mr. Torrence acknowledges that he has read this Agreement, that he understands the provisions of this Agreement and that he is executing this Agreement voluntarily, of his own free will. Mr. Torrence further represents that in executing this Agreement, he does not rely on any inducements, promises or representations made by Delphi or its representatives, other than those expressly embodied herein.

     15. This agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement may be executed in counterparts, but all counterparts shall be considered as a single instrument. This Agreement supersedes all prior agreements and understandings between the parties relating to these subjects.

     16. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representation and assigns. Delphi shall be responsible for all payments and obligations hereunder.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties of October 19, 1994.

                                  DELPHI INFORMATION SYSTEMS, INC.

/s/ David J. Torrence             By:  /s/ M. Denis Connaghan
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David J. Torrence                      President and Chief Operating Officer

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